Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708-483-1300 Ext 1331

TreeHouse Foods, Inc. Reports Third Quarter 2009 Results

HIGHLIGHTS

•	Adjusted earnings per share increased 31.7% from last year
•	Net sales increased 1.1% (2.1% increase excluding currency exchange)
•	Gross margins increased 180 basis points

Westchester, IL, November  3,  2009 -- TreeHouse Foods, Inc. (NYSE: THS) today reported a strong increase in third quarter earnings compared to last year driven by higher sales in its North American Retail Grocery and Food Away From Home businesses and overall improved gross margins.  Earnings for the quarter were $0.85 per fully-diluted share compared to $0.35 per fully diluted share in the third quarter of last year.  On an adjusted basis, as described below, fully-diluted earnings per share improved 31.7% to $0.54 compared to $0.41 last year.  Improved gross margins in all segments of the business contributed to the improvement.

The reported results for the third quarter included two unusual items that affected quarterly and nine-month comparisons.  The first item relates to a gain of $13.6 million, ($0.26 per share) in the quarter resulting from the insurance reimbursement for the replacement of fixed assets at our New Hampton, Iowa facility.  The damage was sustained last year and all related insurance matters were settled during the third quarter.  The second item relates to the adjustment of the intercompany loan with E.D. Smith to reflect current exchange rates.  This non-cash adjustment increased reported earnings by $2.3 million ($0.05 per share) in the third quarter of 2009, but had an insignificant effect on the third quarter results for 2008.  Excluding these two items results in adjusted earnings per share on a fully diluted basis of $0.54 in 2009 compared to $0.41 in 2008.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.85	$0.35	$1.83	$0.68
Gain on insurance settlement for fixed assets	(0.26)	-	(0.26)	-
Plant closing costs	-	0.02	0.01	0.29
Integration costs	-	0.01	-	0.02
Mark to market adjustment on interest rate swap	-	-	(0.03)	-
(Gain) loss on intercompany note translation	(0.05)	-	(0.09)	0.06
Non-cash adjustment to value of license and other	-	0.03	-	0.02

Adjusted diluted EPS	$0.54	$0.41	$1.46	$1.07

Commenting on the results, Sam K. Reed, Chairman and CEO, said, “We had another very good quarter of unit growth in our Retail segment, and showed that new products and increased customer penetration can help to overcome the difficult market conditions in Food Away from Home.  Our margins remained strong as we focused on internal opportunities in purchasing and manufacturing efficiencies.  We continue to offer the right products at the right value and at the right time to our customers and their consumers.”

Adjusted operating earnings before interest, taxes, depreciation, amortization and other non-cash or unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule) increased 20.0% to $48.1 million in the quarter compared to $40.1 million in the same period last year.  The increase is the result of sales growth and improved gross margins in the quarter.

Net sales for the third quarter totaled $378.9 million compared to $374.6 million last year.  Excluding currency effects, sales would have increased by 2.1%.  Retail grocery sales increased 7.7% compared to last year’s quarter, despite year over year currency pressures as the Company’s private label offerings continue to realize share gains across most product categories.  The Food Away From Home segment sales were up 2.3% compared to last year as new products and increased distribution points offset the negative trends in the food away from home marketplace. Sales in the Industrial and Export segment declined 19.3% compared to the prior year due to lower co-pack sales and a decrease in export sales due to the strength of the U.S. dollar.  Total gross margins for the quarter improved by 180 basis points to 21.3% compared to 19.5% last year, continuing the year over year gross margin improvement achieved in the first half of 2009. The improvement was due to carry over pricing to offset very high input costs previously incurred, as well as productivity gains.  The margin improvement was evident in most product categories, led by pickles, non-dairy creamer, salad dressings and soup.

Selling, distribution, general and administrative expenses were $46.4 million for the quarter, an increase of 3.1% from $45.0 million in the third quarter of 2008.  The increase was due principally to higher incentive compensation expense reflecting the better than planned performance in 2009, and is generally consistent as a percent of revenue with the spending level in 2008.

Other operating income for the quarter was $14.4 million compared to $0.8 million in expense last year.  In 2009 we recognized the gain on the insurance reimbursement for fixed assets which were replaced at our New Hampton, Iowa plant.  Last year, we incurred $0.7 million in the quarter for costs associated with the closure of the Portland, Oregon pickle plant.

Interest expense in the quarter was $4.8 million compared to $6.5 million last year as lower interest rates and lower debt levels due to strong operating cash flows over the past year contributed to the decline. The Company’s third quarter effective income tax rate of 35.3% was higher than last year’s tax rate of 29.9% due to significantly higher U.S. taxable income, a reduced benefit from intercompany interest expense due to lower Canadian exchange rates and incremental Canadian taxes related to the closure of Cambridge, Ontario salad dressing plant.

Net income for the quarter totaled $28.1 million compared to $11.1 million last year.  Fully-diluted earnings per share for the quarter were $0.85 per share compared to $0.35 per share last year.  Excluding unusual items, adjusted earnings per share from continuing operations for the third quarter of 2009 were $0.54, compared to last year’s third quarter adjusted earnings per share of $0.41.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells private label and branded products to customers within the United States and Canada.  These products include pickles, peppers, relishes, condensed and ready to serve soup, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamer, salsa, aseptic products and baby food.

2.
Food Away From Home – This segment sells primarily pickle products, Mexican sauces, aseptic and refrigerated products and sauces to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers.  These customers either repackage it into single serve packages for the food service industry or use it as an ingredient in other food service applications.  Export sales are primarily to industrial customers.

The direct operating income for our segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, brokerage fees, as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to our business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the third quarter increased by 7.7% (9.5% excluding currency) to $238.9 million from $221.8 million during the same quarter last year, primarily due to carry over pricing from 2008.  Unit sales in the retail channel were up 2.5%, as strong sales growth in salad dressing, salsa and pickles combined to more than offset a decline in the infant feeding category.  Sales of pickles increased 8.7% over the third quarter of 2008, reversing a trend of declines in unit sales.  Direct operating income improved to 15.4% from 12.9% last year due to pricing, mix changes and continued improvements in pickle margins resulting from last year’s rationalization strategy.

Food Away From Home segment sales increased 2.3% from last year to $79.0 million despite overall food away from home market sales falling by nearly double digits.  Increased sales of new products and an expanding customer base helped to offset industry trends.  Direct operating income was up slightly from 10.6% to 11.4%.  The key categories of pickles, non-dairy creamer and refrigerated products continue to show year over year margin improvements.

Industrial and Export segment sales decreased 19.3% as much of this business is industrial sales to customers that primarily repackage non-dairy creamers for the food away from home market.  Sales in the quarter totaled $61.0 million compared to $75.6 million last year.  Unit sales were down 25.0% with most of the reduction coming from co-packed sales of branded products for other food companies.  Despite the lower sales, direct operating income increased to $9.9 million from $8.2 million last year as carry over pricing and productivity improvements more than offset the sales declines.

OUTLOOK FOR 2009

Commenting on the outlook for 2009, Sam K. Reed said, “Our strong third quarter results show that private label continues to be a strategic focus of our grocery customers and that consumers have not strayed from the value proposition afforded by quality products at value prices.  We are especially encouraged by our own progress in building sustained margin improvement while expanding our distribution of retail products.”  With regard to the 2009 outlook, Mr. Reed continued, “We expect that our fourth quarter will include the same benefits of sustained margins and we will continue our push to leverage our product development and distribution strengths.  We see a mild environment of costs and pricing, resulting in sustained margins in the upcoming quarter.    As a result, we are raising our full year 2009 guidance from $2.02 to $2.07 in adjusted earnings per share to $2.07 to $2.09.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted diluted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported income for the three and nine month periods ended September 30, 2009 and 2008 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding non-recurring items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 5:00 p.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels.  Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2008 discusses some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net sales	$378,865	$374,576	$1,106,866	$1,102,568
Cost of sales	298,347	301,416	874,793	890,390
Gross profit	80,518	73,160	232,073	212,178
Operating expenses:
Selling and distribution	25,671	29,060	79,969	86,672
General and administrative	20,752	15,959	56,388	46,961
Other operating (income) expense, net	(14,354)	722	(13,929)	12,572
Amortization expense	3,375	3,331	9,954	10,346
Total operating expenses	35,444	49,072	132,382	156,551
Operating income	45,074	24,088	99,691	55,627
Other (income) expense:
Interest expense	4,807	6,493	14,144	21,785
Interest income	(21)	-	(39)	(107)
(Gain) loss on currency exchange	(2,968)	1,869	(4,772)	3,724
Other, net	(151)	(87)	(1,416)	(268)
Total other expense	1,667	8,275	7,917	25,134
Income before income taxes	43,407	15,813	91,774	30,493
Income taxes	15,343	4,733	32,553	9,060
Net income	$28,064	$11,080	$59,221	$21,433

Weighted average common shares:
Basic	32,280	31,397	31,797	31,281
Diluted	33,129	31,514	32,387	31,399

Net earnings per common share:
Basic	$0.87	$0.35	$1.86	$0.69
Diluted	$0.85	$0.35	$1.83	$0.68

Supplemental Information:
Depreciation and Amortization	$11,955	$11,574	$34,932	$35,506
Equity Based Compensation	$3,892	$3,414	$9,951	$8,795

Segment Information:
North American Retail Grocery
Net Sales	$238,891	$221,814	$705,426	$664,334
Direct Operating Income	$36,894	$28,713	$107,127	$79,258
Direct Operating Income Percent	15.4%	12.9%	15.2%	11.9%

Food Away From Home
Net Sales	$78,982	$77,189	$220,764	$224,756
Direct Operating Income	$9,025	$8,200	$24,128	$24,335
Direct Operating Income Percent	11.4%	10.6%	10.9%	10.8%

Industrial and Export
Net Sales	$60,992	$75,573	$180,676	$213,478
Direct Operating Income	$9,856	$8,189	$26,466	$24,602
Direct Operating Income Percent	16.2%	10.8%	14.6%	11.6%

The following table reconciles our net income to adjusted EBITDA for the three and nine months ended September 30, 2009 and 2008:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net income as reported	$28,064	$11,080	$59,221	$21,433
Interest expense	4,807	6,493	14,144	21,785
Interest income	(21)	-	(39)	(107)
Income taxes	15,343	4,733	32,553	9,060
Depreciation and amortization	11,955	11,574	34,932	35,506
Equity based compensation	3,892	3,414	9,951	8,795
Gain on insurance replacement of fixed assets	(13,609)	-	(13,609)	-
(Gain) loss on intercompany note translation and other	(2,319)	1,869	(4,656)	3,518
Mark to market adjustment on interest rate Swap	(23)	-	(1,229)	-
Acquisition integration and accounting adjustments	-	234	-	508
Net plant shut-down costs	47	722	713	12,086

Adjusted EBITDA	$48,136	$40,119	$131,981	$112,584